Exhibit 3(i).1

CERTIFICATE OF AMENDMENT

OF THE

RESTATED CERTIFICATE OF INCORPORATION

OF

THE GENLYTE GROUP INCORPORATED

Pursuant to Section 242 of the

General Corporation Law of the

State of Delaware

The Genlyte Group Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.                                       The Restated Certificate of Incorporation of the Corporation is hereby amended by changing Paragraph A of Article “Fourth” of the Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

“A.

The total number of shares of stock which the Corporation shall have authority to issue is 105,000,000 shares, of which 100,000,000 shall be Common Stock, par value $.01 per share (the “Common Stock”), and 5,000,000 shares shall be Preferred Stock, par value $.01 per share (the “Preferred Stock”).

Shares of capital stock of the Corporation may be issued for such consideration, not less than the par value thereof, as shall be fixed by the Board of Directors, and shares issued for such consideration shall be fully paid and non-assessable.”

2.                                       That such amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation having adopted resolutions setting forth such amendment and declaring its advisability, and the holders of a majority of the outstanding stock of the Corporation entitled to vote thereon having approved and adopted resolutions providing for such amendment.

In Witness Whereof, The Genlyte Group Incorporated has caused its corporate seal to be affixed hereto, and this Certificate to be signed by its Chief Financial Officer and attested to by its Secretary on this 28th day of April, 2005.

The Genlyte Group Incorporated

		By:	/s/ William G. Ferko
William G. Ferko
Chief Financial Officer

(seal)

Attest:	/s/ Raymond L. Zaccagnini
Raymond L. Zaccagnini
Secretary